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Exhibit 11

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
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


                              Three Months Ended March 31
                              ---------------------------
                                1997               1996
                              ---------         ---------


Weighted Average Common
Stock Outstanding             4,922,479         5,075,036

Options Outstanding              47,345

Options Exercised                   550
                              ---------

                              4,970,374         5,075,036

Income                          154,669           147,542
                              ---------         ---------

Income Per Share                    .03               .03
                              =========         =========
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